October 12, 2007

For Immediate Release

Steven L. Upchurch named Executive Vice President and Retail Credit Officer at M&F Bank.

    Steven L. Upchurch has been named Executive Vice President and Retail Credit Officer.

His major responsibilities will be to develop strategies and products for retail branch network, mortgage lending, M&F Insurance Group, Inc., title insurance sales and credit life sales. Upchurch, a native of Lexington, has been with M&F for 11 years, most recently serving as Senior Vice President of Mortgage Loans and Cash Flow, he is a graduate of Mississippi State University, the Southeastern School of Commercial Lending at Vanderbilt University, and the Southwestern Graduate School of Banking at SMU.

    Active in his community, Upchurch is a member at First Baptist Church.

First M&F Corporation, headquartered in Kosciusko, Mississippi, is a full service provider of banking, trust, securities brokerage and insurance products and services. As of August 9, 2007, M&F had $1.6 billion in assets. Serving customers throughout Central and North Mississippi, Southwest Tennessee, Central Alabama and Northwest Florida, First M&F has 47 offices and 9 insurance agency locations. M&F is a publicly held company and is traded on the NASDAQ National Market System under the symbol FMFC.

Submitted by:	Gina Develin
Marketing Coordinator
662-289-8772 gdevelin@mfbank.com